Arcturus Therapeutics Announces Pricing of $173.0 Million Public Offering of Common Stock

SAN DIEGO, July 29, 2020 (GLOBE NEWSWIRE) -- Arcturus Therapeutics Holdings Inc. (the “Company”, NASDAQ: ARCT), a leading clinical-stage messenger RNA medicines company focused on the development of infectious disease vaccines and significant opportunities within liver and respiratory rare diseases, today announced the pricing of an underwritten public offering of 3,264,151 shares of its common stock at a public offering price of $53.00 per share. The gross proceeds of the offering to the Company are expected to be approximately $173.0 million, before deducting the underwriting discounts and commissions and other estimated offering expenses. In addition, the Company granted the underwriters a thirty-day option to purchase up to an additional 489,622 shares of common stock at the public offering price, less underwriting discounts and commissions.

The closing of the offering is expected to occur on or about July 31, 2020, subject to the satisfaction of customary closing conditions.

Citigroup, Guggenheim Securities and Barclays are acting as joint book-running managers for the offering. Baird, B. Riley FBR and H.C. Wainwright & Co. are acting as co-lead managers for the offering. Ladenburg Thalmann is acting as co-manager for the offering.

The Company intends to use the net proceeds of the offering to develop, test and manufacture the Company’s LUNAR-COV19 vaccine candidate and to continue clinical development of LUNAR-OTC; to advance the Company’s LUNAR-CF, LUNAR-CV and LUNAR-FLU preclinical programs into clinical development; to fund early research and development of novel and proprietary RNA medicines; and for general corporate and working capital purposes.

The securities described above are being offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-238139) previously filed with the Securities and Exchange Commission (“SEC”) on May 8, 2020 and declared effective by the SEC on May 21, 2020.

A preliminary prospectus supplement relating to the offering was filed with the SEC on July 28, 2020 and is available on the SEC’s website at http://www.sec.gov. The final prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and also will be available on the SEC’s website. Before investing in the offering, you should read each of the prospectus supplement and the accompanying prospectus relating to the offering in their entirety as well as the other documents that the Company has filed with the SEC that are incorporated by reference in the prospectus supplement and the accompanying prospectus relating to the offering, which provide more information about the Company and the offering. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, from Citigroup Global Markets Inc., Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at (800) 831-9146; Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, New York, NY 10017, by telephone at (212) 518-5548, or by email at GSEquityProspectusDelivery@guggenheimpartners.com; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Barclaysprospectus@broadridge.com, telephone: (888) 603-5847.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Arcturus Therapeutics

Founded in 2013 and based in San Diego, California, Arcturus Therapeutics Holdings Inc. (Nasdaq: ARCT) is a clinical-stage mRNA medicines and vaccines company with enabling technologies: (i) LUNAR® lipid-mediated delivery, (ii) STARR™ mRNA Technology and (iii) mRNA drug substance along with drug product manufacturing expertise. Arcturus’ diverse pipeline of RNA therapeutic candidates includes programs to potentially treat Ornithine Transcarbamylase (OTC) Deficiency, Cystic Fibrosis, Glycogen Storage Disease Type 3, Hepatitis B, non-alcoholic steatohepatitis (NASH) and a self-replicating mRNA vaccine for SARS-CoV-2. Arcturus’ versatile RNA therapeutics platforms can be applied toward multiple types of nucleic acid medicines including messenger RNA, small interfering RNA, replicon RNA, antisense RNA, microRNA, DNA, and gene editing therapeutics. Arcturus’ technologies are covered by its extensive patent portfolio (192 patents and patent applications, issued in the U.S., Europe, Japan, China and other countries). Arcturus’ commitment to the development of novel RNA therapeutics has led to collaborations with Janssen Pharmaceuticals, Inc., part of the Janssen Pharmaceutical Companies of Johnson & Johnson, Ultragenyx Pharmaceutical, Inc., Takeda Pharmaceutical Company Limited, CureVac AG, Synthetic Genomics Inc., Duke-NUS, and the Cystic Fibrosis Foundation. For more information visit www.ArcturusRx.com

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact included in this press release, including those regarding the Company’s expected performance, development of any specific novel mRNA therapeutics, satisfaction of the customary closing conditions to the offering, delays in obtaining required stock exchange or other regulatory approvals, stock price volatility, the impact of general business and economic conditions, the expected gross proceeds from the offering and the intended use of proceeds of the offering, are forward-looking statements. Arcturus may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements such as the foregoing and you should not place undue reliance on such forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties, including those discussed under the heading "Risk Factors" in Arcturus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 16, 2020 and in subsequent filings with, or submissions to, the SEC. Except as otherwise required by law, Arcturus disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

IR and Media Contacts

Arcturus Therapeutics

Neda Safarzadeh
(858) 900-2682

IR@ArcturusRx.com

Kendall Investor Relations

Carlo Tanzi, Ph.D.
(617) 914-0008
ctanzi@kendallir.com